UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 30, 2012

CENTER BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

New Jersey	2-81353	52-1273725
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

2455 Morris Avenue, Union, New Jersey	07083
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (800) 862-3683

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(b)	On March 30, 2012, Alan H. Straus, a director of Center Bancorp, Inc. (“Center”) and its Union Center National Bank (the “Bank”) subsidiary, informed Center’s Board of Directors that he would not stand for re-election at Center’s 2012 annual meeting.

(d)	Also on March 30, 2012, Frederick S. Fish was appointed by Center’s Board of Directors to serve as a director of Center and the Bank. Mr. Fish will stand for election at the 2012 annual meeting. Mr. Fish, age 67, is Managing Member of The Real Estate Equity Company, known as “Treeco,” a partnership which develops, manages and has financial interests in 1.5 million square feet of retail shopping centers in NJ, NY, PA and MA. Mr. Fish has not yet been named to any committees of Center’s Board.

From time to time, the Bank has made loans to certain affiliates of Mr. Fish in the ordinary course of business.  Such loans were made on substantially similar terms as loans made by the Bank to non-related persons, including the terms relating to interest rates and collateral.  In addition, such loans did not involve more than the normal risk of collectability or present other unfavorable terms.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1 – Press release, dated April 4, 2012, announcing the appointment of Mr. Fish to Center’s and the Bank’s respective Boards of Directors, and Mr. Straus’ decision not to stand for re-election.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTER BANCORP, INC.

By:	/s/ Anthony C. Weagley
Name:	Anthony C. Weagley
Title:	President and Chief Executive Officer

Dated: April 4, 2012

EXHIBIT INDEX

Exhibit 99.1 – Press release, dated April 4, 2012, announcing the appointment of Mr. Fish to Center’s Board of Directors and Mr. Straus’ decision not to stand for re-election.